Exhibit 99.1

FOR IMMEDIATE RELEASE
July 15, 2020

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2020

Earnings Summary
(in thousands except per share data)	2Q 2020	1Q 2020	2Q 2019	6 Months 2020	6 Months 2019
Net income	$19,652	$6,579	$18,324	$26,231	$33,263
Earnings per share	$1.11	$0.37	$1.03	$1.48	$1.88
Earnings per share - diluted	$1.11	$0.37	$1.03	$1.48	$1.88

Return on average assets	1.63%	0.60%	1.69%	1.14%	1.56%
Return on average equity	12.66%	4.24%	12.45%	8.45%	11.54%
Efficiency ratio	55.17%	59.18%	62.22%	57.12%	61.39%
Tangible common equity	11.42%	12.77%	12.27%

Dividends declared per share	$0.38	$0.38	$0.36	$0.76	$0.72
Book value per share	$35.51	$34.46	$33.46

Weighted average shares	17,739	17,752	17,721	17,746	17,717
Weighted average shares - diluted	17,742	17,763	17,733	17,753	17,728

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports record earnings for the second quarter 2020 of $19.7 million, or $1.11 per basic share, compared to $6.6 million, or $0.37 per basic share, earned during the first quarter 2020 and $18.3 million, or $1.03 per basic share, earned during the second quarter 2019.  The increase in earnings for the quarter was impacted by a $12.8 million positive variance in charges to the provision for credit losses.  Year-to-date earnings for the six months ended June 30, 2020 were $26.2 million, or $1.48 per basic share, compared to $33.3 million, or $1.88 per basic share, for the six months ended June 30, 2019.

We continue to work diligently with our customers as we all continue to battle COVID-19.  At June 30, 2020, we had 3,668 COVID-19 loan deferrals totaling $756.6 million, consisting of 850 commercial loan deferrals totaling $639.4 million, 485 residential loan deferrals totaling $63.3 million, and 2,264 consumer loan deferrals totaling $44.6 million, in addition to 69 serviced loan deferrals, pursuant to Freddie Mac guidelines, totaling $9.3 million.  We also had 50 customers who had previously received COVID-19 loan deferrals that have requested assistance for a second time.  Those deferrals total $68.4 million, consisting of 30 commercial loans deferrals totaling $65.7 million, 18 residential loan deferrals totaling $2.2 million, and two serviced loan deferrals, pursuant to Freddie Mac guidelines, totaling $0.5 million.  These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act.  Pursuant to the CARES Act, these loan deferrals are not included in our nonperforming loans disclosed below.  We have continued participating in the Paycheck Protection Program (PPP) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19.  As of June 30, 2020, we had 2,848 PPP loans authorized totaling $275.9 million.  Of these, 2,703 were under $350 thousand, 132 were between $350 thousand and $2.0 million, and 13 were over $2.0 million.  We have closed 2,782 of these loans for a total amount of $274.1 million.

2nd Quarter 2020 Highlights

❖	Net interest income for the quarter of $38.5 million was $2.2 million, or 6.1%, above prior quarter and $2.4 million, or 6.8%, above second quarter 2019.

❖
Provision for credit losses for the quarter ended June 30, 2020 decreased $12.8 million from prior quarter and $1.6 million from prior year same quarter.  The $12.7 million provision from prior quarter was a result of the projected economic impact of the COVID-19 pandemic, as disclosed in our prior quarter filings.

❖	Our loan portfolio increased $251.2 million, an annualized 30.7%, during the quarter and $346.6 million, or 10.9%, from June 30, 2019.

❖
Net loan charge-offs for the quarter ended June 30, 2020 were $2.8 million, or 0.32% of average loans annualized, compared to $1.4 million, or 0.17%, experienced for the first quarter 2020 and $1.6 million, or 0.20%, for the second quarter 2019.

❖
Nonperforming loans at $36.2 million increased $0.8 million from March 31, 2020 and $12.2 million from June 30, 2019.  Nonperforming assets at $53.8 million decreased $1.4 million from March 31, 2020 but increased $7.3 million from June 30, 2019.

❖	Deposits, including repurchase agreements, increased $636.3 million, an annualized 70.5%, during the quarter and $597.9 million, or 16.3%, from June 30, 2019.

❖	Noninterest income for the quarter ended June 30, 2020 of $12.9 million was a $1.4 million, or 11.8%, increase from prior quarter and a $0.6 million, or 5.1%, increase from prior year same quarter.

❖	Noninterest expense for the quarter ended June 30, 2020 of $27.9 million decreased $0.3 million, or 1.1%, from prior quarter, and $2.1 million, or 7.1%, from prior year same quarter.

Net Interest Income

Net interest income for the quarter of $38.5 million was an increase of $2.2 million, or 6.1%, from first quarter 2020 and an increase of $2.4 million, or 6.8%, from second quarter 2019.  Our net interest margin at 3.41% decreased 17 basis points from prior quarter and 16 basis points from prior year same quarter, while our average earning assets increased $465.8 million and $490.3 million, respectively, during those same periods.  Our yield on average earning assets decreased 43 basis points from prior quarter and 65 basis points from prior year same quarter, and our cost of funds decreased 34 basis points from prior quarter and 65 basis points from prior year same quarter.  Our ratio of average loans to deposits, including repurchase agreements, was 84.5% for the quarter ended June 30, 2020 compared to 89.9% for the quarter ended March 31, 2020 and 87.3% for the quarter ended June 30, 2019.  Year-to-date net interest income for the six months ended June 30, 2020 was $74.7 million compared to $72.0 million for the six months ended June 30, 2019.

Noninterest Income

Noninterest income for the quarter ended June 30, 2020 of $12.9 million was a $1.4 million, or 11.8%, increase from prior quarter and a $0.6 million, or 5.1%, increase from prior year same quarter.  The increase in noninterest income for the quarter was the result of a $1.3 million increase in gains on sales of loans, a $0.7 million increase in loan related fees, and a $0.7 million increase in securities gains, partially offset by a $1.0 million decrease in deposit related fees and a $0.3 million decrease in trust revenue.  The increase in loan related fees is due to fluctuation in the valuation of our mortgage servicing rights.  The decrease in deposit related fees was impacted by a 30-day waiver of overdraft charges as a result of the COVID-19 pandemic which resulted in a $0.7 million loss in revenue in April.  Additionally, overdraft fees have seen a general decline since the COVID – 19 pandemic resulting in an additional decline in overdraft revenue of $0.7 million.  The decrease in overdraft fees was partially offset by a $0.4 million increase in Visa Debit fee income.  The positive variance to prior year same quarter included a $1.2 million increase in gains on sales of loans, a $0.7 million increase in securities gains, and a $0.4 million increase in loan related fees, partially offset by a $1.6 million decrease in deposit service charges and a $0.2 million decrease in trust revenue.  Year-to-date noninterest income was $24.4 million for both the six months periods ending June 30, 2020 and 2019.

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2020 of $27.9 million decreased $0.3 million, or 1.1%, from prior quarter, and $2.1 million, or 7.1%, from prior year same quarter.  The decrease from prior quarter was primarily due to a $0.3 million decrease in net other real estate owned expense.  The decrease in noninterest expense from prior year same quarter included a $0.9 million decrease in personnel expense, as bonuses and incentives decreased $0.6 million and the cost of group medical and life insurance declined $0.4 million.  Noninterest expense for the six months ended June 30, 2020 was $3.0 million below the six months ended June 30, 2019 as personnel expense decreased $1.9 million year over year, with decreases of $1.7 million in bonuses and incentives and $0.8 million in the cost of group medical and life insurance, offset partially by an increase of $0.8 million in salaries.  The accruals for incentive payments are lower than prior year based on our current projected earnings for the year.  We also had decreases year over year in several other noninterest expense categories, such as FDIC insurance ($0.1 million), marketing and promotional ($0.2 million), advertising ($0.3 million), charitable contributions ($0.1 million), postage and shipping ($0.1 million), and net other real estate owned expense ($0.3 million).

Balance Sheet Review

CTBI’s total assets at $5.0 billion increased $670.2 million, or 61.9% annualized, from March 31, 2020 and $645.6 million, or 14.7%, from June 30, 2019.  Loans outstanding at June 30, 2020 were $3.5 billion, an increase of $251.2 million, an annualized 30.7%, from March 31, 2020 and $346.6 million, or 10.9%, from June 30, 2019.  We experienced increases during the quarter of $229.1 million in the commercial loan portfolio (primarily PPP loans), $41.8 million in the indirect consumer loan portfolio, and $1.9 million in the direct consumer loan portfolio, offset partially by a $21.6 million decrease in the residential loan portfolio.  The historically low mortgage loan rates have created a significant refinancing boom.  In the quarter ended June 30, 2020, we closed and delivered 647 secondary market mortgage loans for a total of $116.4 million compared to 122 secondary market mortgage loans closed and delivered totaling $16.0 million in the second quarter 2019.  Correspondingly, our total mortgage servicing portfolio increased by $34.5 million during the quarter to $486.3 million.  CTBI’s investment portfolio increased $107.4 million, or an annualized 68.0%, from March 31, 2020 and $148.6 million, or 25.0%, from June 30, 2019.  Deposits in other banks increased $289.9 million from prior quarter and $145.8 million from prior year same quarter.  Deposits, including repurchase agreements, at $4.3 billion increased $636.3 million, or an annualized 70.5%, from March 31, 2020 and $597.9 million, or 16.3%, from June 30, 2019.  The increase in deposits is primarily the result of the receipt of advance Medicare payments from some customers in the healthcare industry, PPP loan proceeds retained on deposit by corporate borrowers, and stimulus payments received and retained by our customers, all a result of the COVID-19 pandemic.

Shareholders’ equity at June 30, 2020 was $631.8 million, an $18.9 million increase from the $612.9 million at March 31, 2020 and a $37.1 million increase from the $594.7 million at June 30, 2019.  CTBI’s annualized dividend yield to shareholders as of June 30, 2020 was 4.64%.

Asset Quality

CTBI’s total nonperforming loans, not including performing troubled debt restructurings, were $36.2 million, or 1.02% of total loans, at June 30, 2020 compared to $35.4 million, or 1.08% of total loans, at March 31, 2020 and $24.0 million, or 0.75% of total loans, at June 30, 2019.  Accruing loans 90+ days past due increased $3.8 million from prior quarter and $10.7 million from June 30, 2019.  The increase in accruing loans 90+ days past due includes a $4 million loan which is well-secured and in the process of collection.  Nonaccrual loans decreased $3.0 million during the quarter but increased $1.5 million from June 30, 2019.  Accruing loans 30-89 days past due at $13.7 million decreased $10.4 million from prior quarter and $16.9 million from June 30, 2019.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties at $17.7 million at June 30, 2020 was a $2.1 million decrease from the $19.8 million at March 31, 2020 and a $4.9 million decrease from the $22.5 million at June 30, 2019.  Sales of foreclosed properties for the quarter ended June 30, 2020 totaled $2.1 million while new foreclosed properties totaled $0.2 million.  The suspension of residential foreclosure actions as a result of COVID-19 has continued through the second quarter 2020.  At June 30, 2020, the book value of properties under contracts to sell was $3.5 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the second quarter 2020 totaled $0.3 million compared to $0.5 million in the first quarter 2020 and $0.7 million in the second quarter 2019.  As disclosed in our Form 10-K for the year ended December 31, 2019, CTBI is required to dispose of any foreclosed property that has not been sold within 10 years.  As of June 30, 2020, two foreclosed properties with a total book value of $1.0 million had been held by us for at least nine years.  One of the properties totaling $0.9 million is expected to sell in the third quarter 2020 at no expected loss.

Net loan charge-offs for the quarter ended June 30, 2020 were $2.8 million, or 0.32% of average loans annualized, compared to $1.4 million, or 0.17%, experienced for the first quarter 2020 and $1.6 million, or 0.20%, for the second quarter 2019.  Of the net charge-offs for the quarter, $2.1 million were in commercial loans, $0.4 million were in indirect consumer loans, $0.2 million were in direct consumer loans, and $0.1 million were in residential loans.

Allowance for Credit Losses

While our overall outlook for credit quality has not changed, the allowance for credit losses (ACL) declined by $2.8 million or 19 basis points during the quarter ended June 30, 2020.  The decline was primarily in the specific reserves allocated to individually evaluated loans.  These specific reserves declined from $3.2 million at March 31, 2020 to $0.5 million at June 30, 2020.  Driving this $2.8 million reduction was action taken on two commercial credit relationships which have been in workout for some time.  We restructured one credit relationship, thus eliminating $1.5 million in specific reserves, and charged down another relationship totaling $1.7 million that previously had $0.8 million in specific reserves.  Additionally, we transferred eight credits totaling $1.4 million into the general analysis pool, in accordance with our ACL policy, with a corresponding reduction in specific reserves of $0.5 million.  The decline in ACL as a percentage of loans was also driven by the large growth in Paycheck Protection Program loans during the quarter of $267.0 million.  As one hundred percent SBA guaranteed loans, these loans were provided no allowance for credit losses.  These decreases were partially offset by growth during the quarter in our indirect lending segment of $41.8 million and our hotel/motel segment of $8.5 million.

As a result of items discussed in the paragraph above, allocations to the allowance for credit losses for the quarter ended June 30, 2020 were a credit of $49 thousand, a decrease of $12.8 million from prior quarter and $1.6 million from prior year same quarter.  As discussed more fully in our first quarter 2020 earnings release and Form 10-Q, the substantial allocation to the allowance during the first quarter 2020 was directly attributable to the COVID-19 pandemic and its expected potential impact on future net charge-offs.  Our reserve coverage (allowance for credit losses to nonperforming loans) at June 30, 2020 was 129.0% compared to 139.8% at March 31, 2020 and allowance for loan and lease losses to nonperforming loans of 146.0% at June 30, 2019.  Our credit loss reserve as a percentage of total loans outstanding at June 30, 2020 decreased to 1.32% from the 1.50% at March 31, 2020 but above the allowance for loan loss reserve incurred loss model of 1.10% from June 30, 2019.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; the effects of the COVID-19 pandemic on our business operations and credit quality and on general economic and financial market conditions, as well as our ability to respond to the related challenges; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies, regulations, and enforcement actions could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $5.0 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2020
(in thousands except per share data and # of employees)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income	$44,968	$44,699	$46,817	$89,667	$92,706
Interest expense	6,506	8,455	10,790	14,961	20,696
Net interest income	38,462	36,244	36,027	74,706	72,010
Loan loss provision	(49)	12,707	1,563	12,658	1,753

Gains on sales of loans	1,753	483	518	2,236	848
Deposit service charges	4,967	5,916	6,525	10,883	12,645
Trust revenue	2,569	2,884	2,765	5,453	5,340
Loan related fees	822	95	440	917	1,013
Securities gains (losses)	937	249	204	1,186	560
Other noninterest income	1,831	1,894	1,800	3,725	4,016
Total noninterest income	12,879	11,521	12,252	24,400	24,422

Personnel expense	15,153	15,031	16,087	30,184	32,046
Occupancy and equipment	2,624	2,706	2,561	5,330	5,351
Data processing expense	1,875	1,978	1,789	3,853	3,552
FDIC insurance premiums	294	147	369	441	546
Other noninterest expense	7,963	8,359	9,224	16,322	17,618
Total noninterest expense	27,909	28,221	30,030	56,130	59,113

Net income before taxes	23,481	6,837	16,686	30,318	35,566
Income taxes	3,829	258	(1,638)	4,087	2,303
Net income	$19,652	$6,579	$18,324	$26,231	$33,263

Memo: TEQ interest income	$45,149	$44,868	$47,009	$90,017	$93,118

Average shares outstanding	17,739	17,752	17,721	17,746	17,717
Diluted average shares outstanding	17,742	17,763	17,733	17,753	17,728
Basic earnings per share	$1.11	$0.37	$1.03	$1.48	$1.88
Diluted earnings per share	$1.11	$0.37	$1.03	$1.48	$1.88
Dividends per share	$0.38	$0.38	$0.36	$0.76	$0.72

Average balances:
Loans	$3,461,505	$3,262,928	$3,178,903	$3,362,217	$3,187,080
Earning assets	4,559,670	4,093,833	4,069,323	4,326,752	4,018,187
Total assets	4,837,293	4,382,408	4,353,936	4,609,851	4,303,520
Deposits, including repurchase agreements	4,096,647	3,630,426	3,640,061	3,863,536	3,598,228
Interest bearing liabilities	3,094,931	2,847,197	2,883,586	2,971,064	2,848,964
Shareholders' equity	624,111	624,411	590,240	624,261	581,448

Performance ratios:
Return on average assets	1.63%	0.60%	1.69%	1.14%	1.56%
Return on average equity	12.66%	4.24%	12.45%	8.45%	11.54%
Yield on average earning assets (tax equivalent)	3.98%	4.41%	4.63%	4.18%	4.67%
Cost of interest bearing funds (tax equivalent)	0.85%	1.19%	1.50%	1.01%	1.46%
Net interest margin (tax equivalent)	3.41%	3.58%	3.57%	3.49%	3.63%
Efficiency ratio (tax equivalent)	55.17%	59.18%	62.22%	57.12%	61.39%

Loan charge-offs	$3,809	$2,415	$2,797	$6,224	$4,852
Recoveries	(1,047)	(1,017)	(1,228)	(2,064)	(2,189)
Net charge-offs	$2,762	$1,398	$1,569	$4,160	$2,663

Market Price:
High	$37.07	$46.87	$43.60	$46.87	$43.75
Low	$26.45	$27.68	$39.45	$26.45	$38.03
Close	$32.76	$31.79	$42.29	$32.76	$42.29

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2020
(in thousands except per share data and # of employees)
	As of	As of	As of
	June 30, 2020	March 31, 2020	June 30, 2019
Assets:
Loans	$3,538,770	$3,287,541	$3,192,207
Loan loss reserve	(46,634)	(49,445)	(34,998)
Net loans	3,492,136	3,238,096	3,157,209
Loans held for sale	28,987	1,403	1,067
Securities AFS	740,479	633,479	591,586
Securities HTM	-	-	619
Equity securities at fair value	2,093	1,721	1,727
Other equity investments	15,295	16,241	16,247
Other earning assets	416,980	127,065	271,186
Cash and due from banks	63,194	67,728	52,545
Premises and equipment	42,810	43,568	44,404
Right of use asset	13,867	14,210	15,028
Goodwill and core deposit intangible	65,490	65,490	65,490
Other assets	141,510	143,644	160,149
Total Assets	$5,022,841	$4,352,645	$4,377,257

Liabilities and Equity:
Interest bearing checking	$77,518	$69,717	$51,209
Savings deposits	1,696,805	1,370,836	1,445,166
CD's >=$100,000	537,124	538,820	569,829
Other time deposits	550,989	554,891	537,933
Total interest bearing deposits	2,862,436	2,534,264	2,604,137
Noninterest bearing deposits	1,109,873	860,844	833,044
Total deposits	3,972,309	3,395,108	3,437,181
Repurchase agreements	296,007	236,908	233,238
Other interest bearing liabilities	59,246	63,159	63,667
Lease liability	14,550	14,853	15,544
Other noninterest bearing liabilities	48,882	29,695	32,919
Total liabilities	4,390,994	3,739,723	3,782,549
Shareholders' equity	631,847	612,922	594,708
Total Liabilities and Equity	$5,022,841	$4,352,645	$4,377,257

Ending shares outstanding	17,795	17,787	17,772

30 - 89 days past due loans	$13,666	$24,074	$30,616
90 days past due loans	21,799	18,044	11,076
Nonaccrual loans	14,358	17,333	12,902
Restructured loans (excluding 90 days past due and nonaccrual)	59,823	64,526	60,713
Foreclosed properties	17,675	19,816	22,536

Common equity Tier 1 capital	17.21%	17.04%	16.83%
Tier 1 leverage ratio	13.47%	13.99%	13.61%
Tier 1 risk-based capital ratio	18.93%	18.79%	18.67%
Total risk based capital ratio	20.18%	20.03%	19.80%
Tangible equity to tangible assets ratio	11.42%	12.77%	12.27%
FTE employees	979	1,003	1,002